Exhibit 23.2(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Edgen Group Inc.:

We consent to the use of our report dated December 29, 2011 with respect to the balance sheet of Edgen Group Inc. as of December 16, 2011 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 7, 2012